Exhibit 10.3

LATHAM GROUP, INC.
2021 OMNIBUS EQUITY INCENTIVE PLAN
NONQUALIFIED OPTION AWARD AGREEMENT

THIS NONQUALIFIED OPTION AWARD AGREEMENT (this “Agreement”), is entered into as of [____], 20[ ] (the “Date of Grant”), by and between Latham Group, Inc., a Delaware corporation (the “Company”), and [________] (the “Participant”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the Latham Group, Inc. 2021 Omnibus Equity Incentive Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).

WHEREAS, the Company has adopted the Plan, pursuant to which options to acquire shares of Common Stock may be granted (“Options”); and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the award provided for herein to the Participant on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.Grant of Option.
(a)Grant. The Company hereby grants to the Participant an Option to purchase
[ ] shares of Common Stock (such shares, the “Option Shares”), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to qualify as an Incentive Stock Option. The Options shall vest in accordance with Section 2. The Exercise Price shall be $[ ] per Option Share.
(b)Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
2.Vesting. Except as may otherwise be provided herein, subject to the Participant’s continued employment with, appointment as a director of, or engagement to provide services to, the Company or an Affiliate, the Options shall vest and become exercisable in equal installments on each of the first [●] anniversaries of the Date of Grant (each such date, a “Vesting Date”). Any fractional Option Shares resulting from the application of the vesting schedule shall be aggregated and the Option Shares resulting from such aggregation shall vest on the final Vesting Date.
3.Termination of Employment or Services.

Except as otherwise expressly set forth herein, if the Participant’s employment with, membership on the board of directors of, or engagement to provide services to, the Company and its Affiliates terminates for any reason, the unvested portion of the Option shall be canceled immediately and the Participant shall immediately forfeit without any consideration any rights to the Option Shares subject to such unvested portion. If the Participant’s employment with, membership on the board of directors of, or engagement to provide services to, the Company and its Affiliates terminates on account of such Participant’s Disability or death, then the unvested portion of the Option shall vest in full on the date of such Participant’s Disability or death, as applicable. If the Participant’s employment with or engagement to provide service to the Company and its Affiliates terminates on account of such Participant’s Retirement, then the unvested portion of the Option shall continue to vest in accordance with Section 2.

4.Expiration.
(a)In no event shall all or any portion of the Option be exercisable after the tenth annual anniversary of the Date of Grant (such ten-year period, the “Option Period”); provided, that if the Option Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s securities trading policy (or Company-imposed “blackout period”), the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition (but not to the extent that any such extension would otherwise violate Section 409A of the Code).
(b)If, prior to the end of the Option Period, the Participant’s employment with, directorship with, or engagement to provide services to, the Company and all Affiliates is terminated without Cause or by the Participant for any reason, then the Option shall expire on the earlier of the last day of the Option Period or the date that is 90 days after the date of such termination; provided, however, that if the Participant’s employment, directorship or engagement to provide services to the Company and its Affiliates is terminated and the Participant is subsequently rehired, reappointed or reengaged by the Company or any Affiliate within 90 days following such termination and prior to the expiration of the Option, the Participant shall not be considered to have undergone a termination of employment or service, as applicable. In the event of a termination described in this subsection (b), the Option shall remain exercisable by the Participant until its expiration only to the extent that the Option was exercisable at the time of such termination.
(c)If (i) the Participant’s employment with, directorship with, or engagement to provide services to, the Company is terminated prior to the end of the Option Period on account of such Participant’s Disability, (ii) the Participant dies while still a director of, or still in the employ or engagement of the Company or an Affiliate, or (iii) the Participant dies following a termination described in subsection (b) above but prior to the expiration of an Option, the Option shall expire on the earlier of the last day of the Option Period or the date that is one year after the date of termination on account of Disability or death of the Participant, as applicable. In such event, the

Option shall remain exercisable by the Participant or Participant’s beneficiary, as applicable, until its expiration only to the extent that the Option was exercisable by the Participant at the time of such event.
(d)If the Participant’s employment with the Company or a Subsidiary is terminated prior to the end of the Option Period on account of such Participant’s Retirement, the Option shall expire on the earlier of the last day of the Option Period or the date that is 90 days after the date of termination on account of Retirement of the Participant. For purposes of this Section 4(d):
(i)	“Retirement” means (i) the termination of the Participant’s employment with the Company or a Subsidiary was (a) voluntarily made by the Participant, or (b) mutually agreed upon by between the Participant and the Company, and, in each case, without Cause, as determined by the Committee, in its sole discretion, (ii) the Participant has provided a minimum of five Years of Service to the Company or a Subsidiary and attained a minimum age of 60, in each case, as of the date of such termination, and (iii) the Participant has provided six months advanced notice of such Participant’s consideration of retirement to the Company (or to the Board, if the Participant is subject to Section 16 of the Exchange Act), as determined by the Committee in its sole discretion.
(ii)	“Years of Service” means a Participant’s total number of years of employment with the Company or a Subsidiary based on a period of employment beginning on the Participant’s date of hire by the Company or a Subsidiary and ending on the date of termination of the Participant’s employment with the Company or a Subsidiary; provided that, Years of Services shall not include any period of a Participant’s employment with a Subsidiary or a business acquired by the Company prior to the date that such Subsidiary or business was acquired by the Company.
(e)If the Participant ceases employment with or engagement to provide services to the Company or any Affiliates or is removed as a director due to a termination for Cause, the Option (whether vested or unvested) shall expire immediately upon such termination.
5.Method of Exercise and Form of Payment. No Option Shares shall be delivered pursuant to any exercise of the Option until payment in full to the Company of the Exercise Price and an amount equal to any U.S. federal, state, local and non-U.S. income and employment taxes required to be withheld. The Option may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party-administrator) in accordance with the terms hereof. The Exercise Price and all applicable required withholding taxes shall be payable (i) in cash, check, cash equivalent and/or in shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided that such shares of Common Stock are not subject to any pledge or other security interest; or (ii) by such other method as the Committee may permit, including without limitation: (A) in other property having a Fair Market Value equal to the Exercise Price and all applicable required withholding taxes or (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes; or (C) by means of a “net exercise” procedure effected by withholding the number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes. Any fractional shares of Common Stock resulting from the application of this Section 5 shall be settled in cash.
6.Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to this Option unless, until and to the extent that (i) this Option shall have been exercised pursuant to its terms, (ii) the Company shall have issued and delivered to the Participant the Option Shares and (iii) the Participant’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of the Company. The Company shall cause the actions described in clauses (ii) and (iii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.
7.Compliance with Legal Requirements.
(a)Generally. The granting and exercising of the Option, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.
(b)Tax Withholding. Any exercise of the Option shall be subject to the Participant satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the Option or otherwise the amount of any required withholding taxes in respect of the Option, its exercise or any payment or transfer of the Option or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts). The Participant may elect to satisfy, and the Company may require the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be received upon exercise of the Option with a Fair Market Value equal to such withholding liability. For exercises of the Option occurring during a blackout period under the Company’s insider trading policy, the Company shall arrange for the sale of a number of shares of Common Stock to be delivered to the Participant to satisfy the applicable withholding obligations. Such shares of Common Stock shall be sold on behalf of the Participant through the Company’s transfer agent on the facilities of the Nasdaq or through the facilities of any other exchange on which the Common Stock is listed at the time of such sale.

8.Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the Option award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate while employed by, serving as a director of, or otherwise providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or violates the covenants set forth on Exhibit A attached hereto or any other non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate (after giving effect to any applicable cure period set forth therein), as determined by the Committee. In such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or exercise of the Option, the sale or other transfer of the Option, or the sale of shares of Common Stock acquired in respect of the Option, and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the Option for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. To the extent required by applicable law and/or the rules and regulations of the Nasdaq or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Option shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).
9.Restrictive Covenants.
(a)Without limiting any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the Participant shall be subject to the confidentiality and restrictive covenants set forth on Exhibit A attached hereto, which Exhibit A is incorporated herein and forms part of this Agreement.
(b)In the event that the Participant violates any of the restrictive covenants referred to in this Section 9, in addition to any other remedy that may be available at law or in equity, the Option shall be automatically forfeited effective as of the date on which such violation first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.
10.Miscellaneous.
(a)Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 14(b) of the Plan. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(b)Lock-Up Agreement. Unless otherwise determined by the Board, Options and any shares of Common Stock acquired in respect of an Option will be subject to the lockup restrictions as set forth in Section 14(k) of the Plan and any additional restrictions as set forth on Exhibit B attached hereto.
(c)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(d)Section 409A. The Option is not intended to be subject to Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 10(d) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Option or the Option Shares will not be subject to interest and penalties under Section 409A.
(e)Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel and to the Head of Human Resources at the Company’s principal executive office.
(f)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(g)No Rights to Employment; Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.
(h)Fractional Shares. In lieu of issuing a fraction of a share of Common Stock resulting from any exercise of the Option or an adjustment of the Option pursuant to Section 12 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.
(i)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.
(j)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
(k)Entire Agreement. This Agreement (including Exhibit A and Exhibit B attached hereto) and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto, other than any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the covenants of which shall continue to apply to the Participant in addition to the covenants in Exhibit A hereto, in accordance with the terms of such agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 12 or 13 of the Plan.
(l)Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
(i)Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the Option shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.
(ii)Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.
(m)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(n)Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
(o)Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).
(p)Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, this Nonqualified Option Award Agreement has been executed by the Company and the Participant as of the day first written above.

LATHAM GROUP, INC.

BY: ______________________________

Name:
Title:

__________________________________
[PARTICIPANT]

[Signature page to [ ] Option Agreement]

Exhibit A

1.	During the Participant’s employment with, or other engagement to provide services to, the Company or any of its Affiliates and for a period of twenty-four (24) months thereafter (the “Restricted Period”), the Participant shall not, either directly or indirectly, for himself or herself or on behalf of or in conjunction with any other Person:
a.	solicit or attempt to solicit, recruit or attempt to recruit, hire or attempt to hire or in any way persuade any officer, director, employee, agent, or contract worker of the Latham Companies to end such Person’s relationship with any Latham Company; or
b.	solicit or attempt to solicit any business related to the business of the Latham Companies from any Person who is or was a customer or vendor of any Latham Company or an actively sought prospective customer or prospective vendor with whom the Participant had material business contact (through sales calls, presentations, or other business dealings) at any time during the five year period preceding the termination of Participant’s employment.
2.	During the Restricted Period, the Participant shall not, either directly or indirectly, individually or through any other person, firm, corporation or other entity, whether as owner, partner, investor, operator, manager, officer, director, consultant, agent, employee, co-venturer, advisor, representative or otherwise, engage, participate, assist or invest or actively prepare to engage, participate, assist or invest in the pool industry, or any other industries in which the Company or any of its Affiliates have done business during the Participant’s employment with the Company or which the Company or any of its Affiliates were actively considering during such period. The restrictions set forth this Paragraph 2 shall apply to any conduct in North America and any other geographical area in which the Company or any of its Affiliates operate or provide services or are actively preparing to operate or provide services as of the date of Participant’s employment with the Company or any of its Affiliates.
3.	The Participant hereby agrees to hold in confidence all Confidential Information and Trade Secrets of the Latham Companies that came into the Participant’s knowledge during the period of time during which the Participant was employed by, or otherwise providing services to, the Company or any of its Affiliates and will not disclose, publish or make use of such Confidential Information or Trade Secrets without the prior written consent of the Company for as long as the information remains Confidential Information or a Trade Secret. Notwithstanding the foregoing, the provisions of this paragraph will not prevent the Participant from making a disclosure that (a) is made in the ordinary course of the Participant’s duties with the Company or any of its Affiliates; (b) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, Confidential Information or Trade Secrets shall not include information (x) that otherwise becomes generally known in the industry or to the public through no act of the Participant or any Person or entity acting by or on the Participant’s behalf or (y) information that the Participant can demonstrate to have had rightfully in the Participant’s possession prior to the date on which the Participant first provided services to any Latham Company.
4.	The Participant acknowledges that all Work Product belongs to the Company. The Participant shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Participant’s employment) to establish and confirm such ownership, including executing any assignment, consents, powers of attorney and other instruments.
5.	During the period of time during which the Participant is employed by, or otherwise providing services to, the Company or any of its Affiliates and thereafter, the Participant shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize any Latham Company or their respective Affiliates, employees, officers, directors, products, services, customers or owners.
6.	For purposes of this Exhibit A:
a.	“Confidential Information” shall be defined as any data or information (other than Trade Secrets) that is valuable to the Latham Companies (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; vendor and product information; customer and prospective customer lists; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and business ideas and methods, store concepts, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel.
b.	The “Latham Companies” shall be defined as the Company and its direct and indirect subsidiaries and parent companies, and any Person in which the Company has a twenty percent or greater ownership interest, whether existing on the Date of Grant or thereafter acquired or formed.
c.	“Trade Secret” means trade secret as defined by applicable state law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

d.	“Work Product” means all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patents, copyrights, intellectual property applications (including any grant or rights issuing therefrom) and all similar or related information (whether or not patentable) which relate to the actual or reasonably anticipated business, research and development or existing or future products or services of the Company or any of its Affiliates and which are conceived, developed or made by the Participant while employed.
7.	During the Restricted Period, the Participant will not communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which the Participant intends to be employed by, associated with, or represent and which is engaged in a business that is competitive to the Company or any of its Affiliates. Prior to accepting any offer of employment during the Restricted Period, the Participant shall inform such employers of all covenants in this Exhibit A and, within two (2) business days of accepting an offer of employment with another employer, shall notify the Company of the name and address of the new employer and the title of the position accepted.
8.	The covenants in this Exhibit A are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Exhibit A relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.
9.	The Participant acknowledges and agrees that the remedy at law available to the Company for breach of any of Participant’s obligations under this Exhibit A would be inadequate. The Participant therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Exhibit A, without the necessity of proof of actual damage and without the posting of a bond.
10.	If it is judicially determined that the Participant has violated any of the Participant’s obligations under this Exhibit A, then the period applicable to each obligation that the Participant shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
11.	All of the covenants in this Exhibit A shall be construed as an agreement independent of any other provisions in Exhibit A, and the existence of any claim or cause of action the Participant may have against any Latham Company, whether predicated on this Exhibit A or otherwise, shall not constitute a defense to the enforcement by any Latham Company of such covenants.
12.	This Exhibit A shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
a.	All disputes between or among any Persons arising out of or in any way connected with this Exhibit A shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Exhibit A not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.
b.	Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Exhibit A or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.
13.	The Participant has carefully read and considered the provisions of this Exhibit A and, having done so, agrees that the restrictive covenants in this Exhibit A impose a fair and reasonable restraint on the Participant and are reasonably required to protect the interests of the Latham Companies and their respective officers, directors, employees, and equityholders.

Exhibit B

Insert any additional lock up restrictions

61207384

B - 1